Exhibit 99.1

	For:	J. Crew Group, Inc.

	Contact:	Nicholas Lamberti
Corporate Controller
For Immediate Release		(212) 209-8640

Owen Blicksilver PR
(516) 742-5950

J. CREW GROUP PROVIDES PROGRESS UPDATE AND REPORTS

FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

NEW YORK (March 26, 2004) – J. Crew Group, Inc. today announced financial results for the fourth quarter and fiscal year ended January 31, 2004.

In releasing its results, the Company cited continued progress in its turnaround, with significant changes during the first year of new leadership, including:

•	Upgrading the style and quality of merchandise assortments

•	Significantly reducing discounting activity

•	Aggressively liquidating carryover inventories. Year over year, inventories declined by more than $40 million.

•	Refocusing the Direct business (catalog and Internet)

•	Introducing a new sourcing strategy consistent with the upgraded quality of merchandise

•	Strengthening the management team with new talent

•	Increasing the Company’s cash position, which at the end of the fiscal year was $49 million, up from $18 million last year.

•	Our 2004 year-to-date Retail comparable store sales are up 6%, while our Retail inventory levels are down 30%.

“We are pleased by the enthusiastic customer response to our new merchandising strategy,” said Millard Drexler, Chairman and CEO. “From our first day on the job, we began to take the steps to return J. Crew to its historical roots. We have been on a mission to restore quality, customer satisfaction and profitability. During this transition, our products have been well-received by customers so that demand for some items outweighed supply during the fourth quarter and that pattern continues in the first quarter. While it’s only March, early indications show that 2004 is off to a good start.”

Fourth Quarter Results

Retail sales for the quarter increased to $131 million from $128 million last year with comparable store sales up 2%. Factory sales increased to $23 million from $18 million last year on a 26% increase in comparable store sales. Fourth quarter revenue results were negatively impacted by the Direct business, which was down $37 million or 43% from last year, largely as a result of reduced catalog circulation and promotional activities.

Consolidated revenues for the thirteen weeks ended January 31, 2004 were $209 million, a decrease of 14% from the same period last year. The Company also believes that a conservative inventory purchasing plan had a negative effect on fourth quarter sales in all channels of distribution. Based on positive customer response, inventories will be increased in the second half of 2004 while maintaining appropriate inventory turns.

Gross margin for the fourth quarter of 2003 was 38.9% up from last year’s 35.5%. The increase in gross margin was due to an increase of 490 basis points in merchandise margins offset by an increase in buying and occupancy costs as a percentage of revenues. The 2002 gross margin was impacted by a $9 million inventory write down. As a result, the comparable year-to-year merchandise margin increased by 120 basis points.

Operating income for the fourth quarter of 2003 was $2 million up from a loss of $2 million last year. The fourth quarter of 2002 was impacted by one-time charges of $17 million. The net loss for the fourth quarter of 2003 decreased to $19 million from $21 million last year.

Despite the decrease in earnings, the Company’s working capital position and liquidity was positively impacted in fiscal 2003 by the changes in inventory disposition strategy, the additional long-term debt financing and a decrease in capital expenditures. There were no outstanding borrowings under the Company’s working capital facility at the end of the fiscal year. Cash at January 31, 2004 was $49 million up from $18 million at February 1, 2003 while inventories were down $41 million to $66 million.

Full Year Results

Sales of the Retail division were flat at $408 million with a comparable store sales decrease of 3%. Factory sales increased to $79 million from $76 million last year as a result of a 4% comparable store sales increase. Sales of the Direct division were $173.5 million in fiscal 2003, a decrease of 30%.

For the full year, consolidated revenues decreased 10% to $688 million from $766 million last year. Gross margin for the fiscal year was down to 36.7% in 2003 from 38.7% last year due primarily to a decrease in merchandise margins resulting from the liquidation of prior seasons’ inventories in the first half of the year.

The operating loss in 2003 was $28 million compared to $6 million last year. The increased loss resulted primarily from the decrease in gross profit attributable to the decline in net sales of the Direct business and the liquidation of prior season’s inventories. This was partially offset by a $14 million decrease in selling expense due to reduced catalog circulation and a reduction in severance and other one-time employment charges of $10 million. For the fiscal year, the net loss increased to $47 million compared to $41 million last year. The net loss for 2003 includes a $41.1 million gain on the exchange of debt.

Fourth Quarter Conference Call

The Company’s fourth quarter investor conference call will be held today, March 26, 2003 at 11 a.m. eastern time. The event will be available through an audio webcast at www.jcrew.com (click on “Help” and “Investor Relations”) and www.companyboardroom.com. A replay of the call will be archived on those websites and will also be available by telephone through April 2, 2004 at (888) 286-8010, reference #83658905.

J.Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories. The Company operates 154 retail stores, the J.Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J.Crew Group, Inc.

Summary Income Statement Data

	Thirteen weeks		Fifty-two weeks
	1/31/2004	2/1/2003 (a)	1/31/2004	2/1/2003
	[$ in millions]		[$ in millions]
Revenues	$208.8	$241.8	$688.3	$766.4
Gross profit	81.2	85.9 (d)	252.6	296.5 (d)
Selling, general and administrative expenses	79.3	88.0 (d)	280.4	302.1 (d)
Operating income/(loss)	1.9	(2.1)	(27.8)	(5.6)
Interest expense (b)	(20.8)	(12.1)	(64.0)	(41.0)
Insurance proceeds	—	—	3.8	1.8
Gain on exchange of debt (net of expenses of $3.0 million)	—	—	41.1	—
Loss before income taxes	(18.9)	(14.2)	(46.9)	(44.8)
Net loss	$(19.4)	$(20.7)	$(47.4)	$(40.6)

Summary of Revenues

	Thirteen weeks		Fifty-two weeks
	1/31/2004	2/1/2003	1/31/2004	2/1/2003
	[$ in millions]		[$ in millions]
Retail	$131.2	$127.6	$408.1	$408.0
Direct
Internet	29.6	47.9	112.1	139.4
Catalog	19.1	38.0	61.4	108.6

	48.7	85.9	173.5	248.0

Factory	22.6	18.0	79.0	76.2
Other	6.3	10.3	27.7	34.2

	$208.8	$241.8	$688.3	$766.4

Comparable store sales:
Retail	2.0%		-3.0%
Factory	26.0%		4.0%

Number of stores:
Retail	154	152
Factory	42	42

J.Crew Group, Inc.

Summary Balance Sheet Data

	As of
	1/31/2004	2/1/2003
	[$ in millions]
Assets
Cash	$49.7	$19.0
Inventories	66.0	107.3
Property & equipment, net	138.4	171.5
Other	48.5	51.0

Total	$302.6	$348.8

Liabilities and Stockholders’ deficit
Accounts payable and other current liabilities	$100.3	$119.4
Deferred credits	56.6	65.1
Long term debt (including current portion)	517.8 (c)	292.0
Redeemable preferred stock	92.8 (c)	264.0
Stockholders’ deficit	(464.9)	(391.7)

Total	$302.6	$348.8

Summary Cash Flow

	52 weeks ended
	1/31/2004	2/1/2003
	[$ in millions]
EBITDA (excluding the gain on exchange of debt) (e)	$18.9	$38.9 (d)
Cash interest	(20.4)	(24.2)
Taxes paid	(0.3)	(0.5)
Changes in assets and liabilities	18.0	11.1 (d)

Cash flow from operations	16.2	25.3
Capital expenditures	(7.9)	(20.4)
Cash flow from financing activities	22.4	(2.2)

Increase in cash	$30.7	$2.7

(a)	The fourth quarter of 2003 includes pretax charges of:
(i)	$7.7 million for severance and other one-time employment related charges;
(ii)	$1.8 million to write off deferred financing charges in connection with the refinancing of our working capital credit facility; and
(iii)	an inventory write down of $9.0 million as a result of the Company’s decision to modify its strategy on the disposition of inventory to accelerate inventory clearing at the end of each selling season.
(b)	Interest expense in 2004 includes $7 million and $14 million of dividends related to redeemable preferred stock for the 13 week and 52 week periods ended January 31, 2004.
(c)	Redeemable preferred stock of $211.7 is included in long term debt at January 31, 2004.
(d)	Reflects reclassification of $8.8 million from depreciation and amortization to rent expense relating to the amortization of landlord contributions to conform to 2003 presentation.
(e)	Earnings before interest, taxes and depreciation and amorization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of our ability to service our debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies. EBITDA for the 52 weeks ended January 31, 2004 excluded $41.1 million gain on exchange of debt.